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                                                                     EXHIBIT 2.2


                                   AGREEMENT
                                   ---------

     Extended Stay America, Inc. (the "Company") hereby agrees to furnish supplementally to the Securities and Exchange Commission, upon request, a copy of any omitted exhibit to the Agreements to Purchase Hotels dated as of June 25, 1996 among the Company, ESA Properties, Inc., Boulder Manor, Inc., Melrose Suites, Inc., St. Louis Manor, Inc., and Micheal J. Mona, Jr. and Dean O'Bannon.

                                       EXTENDED STAY AMERICA, INC.



                                       By:/s/ Robert A. Brannon
                                          ----------------------------------
                                          Robert A. Brannon
                                          Senior Vice President and
                                          Chief Financial Officer

Dated:  July 23, 1996